UNIFY CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On June 29, 2010, Unify Corporation (‘Unify”) acquired Strategic Office Solutions, Inc., a California corporation (“Daegis”), by merging a newly-formed, wholly-owned subsidiary of Unify with and into Daegis (the “Merger”) pursuant to the Agreement and Plan of Merger by and among Unify, Unify Acquisition Corp., Daegis, and the shareholders of Daegis (the “Merger Agreement”).

     Pursuant to the Merger Agreement, each outstanding share of Daegis common stock was automatically converted into the right to receive its pro rata share of $24.0 million in cash, 2,085,714 shares of Unify common stock and $6.2 million in convertible promissory notes.

     To finance the cash portion of the purchase price for Daegis, Unify entered into a $30.0 million senior credit agreement between Unify and Hercules Technology II, L.P. (“Hercules”). In connection with the Hercules credit agreement, Unify issued Hercules a warrant to purchase 718,860 shares of Unify common stock.

     The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of Daegis on Unify’s consolidated financial statements. Such pro forma financial statements are based upon historical financial statements and notes thereto of Unify and Daegis. These unaudited pro forma condensed combined financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Unify’s Annual Report on Form 10-K, Unify’s historical financial statements and accompanying notes appearing in its historical period SEC filings including Forms 10-K and 10-Q, and the historical financial statements and accompanying notes of Daegis (contained elsewhere in this Current Report on Form 8-K). The financial statements of Daegis and Unify have been prepared in conformity with the accounting principles generally accepted in the United States of America (US GAAP).

     The unaudited pro forma condensed combined balance sheet as of April 30, 2010 gives pro forma effect to the Merger and related events as if they had been consummated on April 30, 2010. The unaudited pro forma condensed combined statement of operations for the year ended April 30, 2010 gives pro forma effect to the Merger and related events as if they had been consummated on May 1, 2009, the beginning of Unify’s 2010 fiscal year. The unaudited pro forma financial statements are presented for informational purposes only and are not intended to represent or be indicative of the financial position or results of operations that would have been achieved if the Merger had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial position of Unify. Preparation of the unaudited pro forma financial statements for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets and adjustments to interest expense. In addition, with respect to the unaudited pro forma condensed combined balance sheet at April 30, 2010, management estimated the fair value of Daegis’ assets acquired and liabilities assumed as of April 30, 2010, based on the preliminary purchase price allocation performed as of the June 29, 2010 Merger Agreement signing date.

     A final determination of fair values relating to the Merger may differ materially from preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of Daegis that existed as of the date of the completion of the Merger. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities, and could result in a material change to the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

UNIFY CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheet
As of April 30, 2010

	Unify	Daegis
	April 30,	April 30,		Pro Forma		Pro Forma
	2010	2010	Combined	Adjustments		Combined
ASSETS	(In thousands)
Current assets:
Cash and cash equivalents	$3,055	$3,751	$6,806	$741	A	$7,547
Accounts receivable, net	6,194	5,318	11,512			11,512
Prepaid expenses and other current assets	493	500	993			993
Total current assets	9,742	9,569	19,311	741		20,052

Property and equipment, net	350	1,894	2,244			2,244
Goodwill	15,835	-	15,835	16,505	B	32,340
Intangibles, net	8,613	-	8,613	14,700	C	23,313
Other assets, net	228	136	364	991	D	1,355
Total assets	$34,768	$11,599	$46,367	$32,937		$79,304

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$380	$512	$892	$3,319	E	$4,211
Current portion of long term debt	1,397	-	1,397	(168)	F	1,229
Accrued compensation and related expenses	1,308	954	2,262			2,262
Other accrued liabilities	2,349	68	2,417			2,417
Deferred revenue	9,733	-	9,733			9,733
Total current liabilities	15,167	1,534	16,701	3,151		19,852

Long term debt, net of current portion	12	-	12	31,434	G	31,446
Deferred tax liabilities, net	557	-	557			557
Other long term liabilities	636	534	1,170			1,170

Commitments and contingencies	-	-	-			-

Stockholders’ equity:
Common stock	10	310	320	(308)	H	12
Additional paid-in capital	80,312	1,154	81,466	8,227	I	89,693
Accumulated other comprehensive income	383	-	383	-		383
(Accumulated deficit) retained earnings	(62,309)	8,067	(54,242)	(9,567)	J	(63,809)
Total stockholders’ equity	18,396	9,531	27,927	(1,648)		26,279
Total liabilities and stockholders’ equity	$34,768	$11,599	$46,367	$32,937		$79,304

See accompanying footnotes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNIFY CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended April 30, 2010
(In thousands, except per share data)

				Pro Forma		Pro Forma
	Unify	Daegis	Combined	Adjustments		Combined
Revenues:
Software licenses	$7,379	$-	$7,379			$7,379
Services	15,816	23,219	39,035			39,035
Migration Solutions	5,397	-	5,397			5,397
Total revenues	28,592	23,219	51,811	-		51,811

Cost of Revenues:
Software licenses	346	-	346			346
Services	3,202	3,734	6,936			6,936
Migration Solutions	2,537	-	2,537			2,537
Total cost of revenues	6,085	3,734	9,819	-		9,819
Gross profit	22,507	19,485	41,992	-		41,992

Operating Expenses:
Product development	6,470	2,258	8,728			8,728
Selling, general and administrative	17,664	14,428	32,092	3,920	K	36,012
Total operating expenses	24,134	16,686	40,820	3,920		44,740
Income (loss) from operations	(1,627)	2,799	1,172	(3,920)		(2,748)
Interest expense	(267)	-	(267)	(2,840)	L	(3,107)
Other income (expense), net	(14)	(11)	(25)			(25)
Income (loss) before income taxes	(1,908)	2,788	880	(6,760)		(5,880)
Provision for income taxes	(131)	253	122			122
Net income (loss)	$(1,777)	$2,535	$758	$(6,760)		$(6,002)

Net income (loss) per share:
Basic	$(0.18)					$(0.45)
Dilutive	$(0.18)					$(0.45)

Shares used in computing net income (loss) per share:
Basic	9,691			3,514	M	13,205
Dilutive	9,691			3,514	N	13,205

UNIFY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

     The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting and are based on the historical financial statements of Unify and Daegis. The purchase method of accounting was based on Financial Accounting Standard Board (“FASB”) guidance on business combinations. Unify applied the provisions of this guidance for the purpose of Unify’s pro forma disclosures. Unify’s fiscal year ends on April 30 of each year and Daegis’ fiscal year ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of April 30, 2010 combines the historical Unify balance sheet as of April 30, 2010 and Daegis’ balance sheet as of April 30, 2010 as if the Merger had closed on April 30, 2010. The unaudited pro forma condensed combined statement of operations for the year ended April 30, 2010, combines the historical Unify and Daegis statements of operations for the twelve months ended April 30, 2010 as if the Acquisition had closed on May 1, 2009. The statement of operations of Daegis for the twelve months ended April 30, 2010 has been regrouped and reclassified to match the groupings of Unify’s statement of operations.

2. Purchase Price Allocation

     On June 29, 2010, Unify Corporation acquired Strategic Office Solutions, Inc., a California corporation (“Daegis”), by merging a wholly owned subsidiary of Unify with and into Daegis. As consideration for the acquisition of Daegis, Unify paid the shareholders of Daegis $24.0 million in cash and, in a private placement, issued these shareholders $6.2 million in convertible promissory notes (the “Convertible Notes”) and 2,085,714 shares of Unify common stock. Unify has agreed to file with the Securities and Exchange Commission (the “SEC”) a registration statement registering the shares issued to the Daegis shareholders and the shares issuable upon conversion of the Convertible Notes. Each of the merger agreement pursuant to which Unify acquired Daegis and the registration rights agreement pursuant to which Unify has agreed to register these shares was filed with the SEC as an exhibit to Unify’s Current Report on Form 8-K filed on July 1, 2010.

     The acquisition will be accounted for under the purchase method of accounting, and under this method of accounting the total consideration was approximately $37.4 million.

     The following table summarizes the components of the estimated total purchase price determined for accounting purposes of these pro forma condensed combined financial statements (in thousands):

Cash	$24,000
Fair value of Unify common stock issued to Daegis stockholders	7,217
Fair value of convertible promissory notes issued to Daegis stockholders	6,200
Total consideration	$37,417

     The fair value of the shares of Unify common stock issued was estimated using the closing price of Unify’s common stock on June 29, 2010 (the acquisition date), or $3.46 per share.

     The purchase price was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined balance sheet based on management’s best estimates, assuming the Acquisition had closed on April 30, 2010. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

     Goodwill and other intangibles are based on management’s best estimates. The final determination of goodwill and other intangibles will be based on the results of an independent valuation expert’s report. The report of the third-party valuation expert will be used to determine intangible assets, thus the provisional measurements of intangible assets, and the resulting goodwill are subject to change. The final allocation of the purchase price will be determined after completion of a thorough analysis to determine the fair values of Daegis’ tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Daegis’ assets, liabilities and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will also impact the combined statements of operations due to adjustments in amortization or accretion related to the adjusted assets or liabilities. The allocation of the purchase price in the unaudited pro forma condensed combined balance sheet as of April 30, 2010 was prepared based on management’s best estimates of the fair value of assets acquired and liabilities assumed. Accordingly, the purchase price is allocated to the assets and liabilities of Daegis as presented below (in thousands).

Cash and cash equivalents	$3,751
Accounts receivable	5,318
Prepaids and other current assets	500
Property and equipment	1,894
Other assets	136
Accounts payable	(3,831)
Accrued expenses	(1,022)
Other long term liabilities	(534)
Amortizable intangible assets:
Customer relationships	4,200
Trademarks	2,000
Developed technology	6,800
Backlog	200
Non-compete agreement	500
Patents	1,000
Goodwill	16,505
Total net assets acquired	$37,417

     Intangible assets of $14,700 consist primarily of customer relationships, trademarks, developed technology, backlog, non-compete agreement and patents. Customer relationships relate to Daegis’ ability to sell existing, in-process and future versions of its products to its existing customers. Trademarks represent future value to be derived associated with the use of existing trademarks. Developed technology relates to Daegis’ product offerings which are currently generating revenue. Backlog represents the value of projects that were in process as of the date of the merger. The non-compete agreement represents the arrangement in place with the former CEO of Daegis. Patents represent the future value to be derived associated with the use of existing patents. Unify expects to amortize customer relationships over their expected useful life of 10 years. Unify expects to amortize trademarks over their expected useful life of 5 years. Unify expects to amortize developed technology over the expected useful life of 6 years. Unify expects to amortize backlog over the expected useful life of .5 years. Unify expects to amortize the non-compete agreement over the expected useful life of 3 years. Unify expects to amortize patents over the expected useful life of 10 years.

     Of the total estimated purchase price, $16,505 was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with FASB guidance, goodwill resulting from business combinations is tested for impairment at least annually (or more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro Forma Adjustments

     The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Merger was completed on April 30, 2010 for balance sheet purposes and on May 1, 2009 for statement of operations purposes and reflect the following pro forma adjustments:

(A)	Adjustment to record cash retained from the initial draw on the line of credit.

(B)	Adjustment to record the goodwill resulting from the Merger.

(C)	Adjustment to record the fair value of intangible assets acquired, which includes customer relationships, trademarks, developed technology, backlog, non-compete agreement and patents.

(D)	Adjustment to record the asset related to the Hercules commitment and due diligence fee.

(E)	Adjustment to record the liability associated with the working capital adjustment.

(F)	Adjustment to record the change in current portion of long term debt as follows (in thousands):

Eliminate Comvest debt which was repaid as of the date of merger	$(768)
Addition of current portion of long term debt related to Hercules term loan	600
Total	$(168)

(G)	Adjustment to record the change in long term debt as follows (in thousands):

Addition of long term debt related to Hercules term loan	$23,400
Addition of convertible promissory notes issued to stockholders	6,200
Addition of initial draw on Hercules line of credit at date of merger	4,000
Amount recorded for the warrant discount associated with warrants issued to Hercules	(2,166)
Total	$31,434

(H)	To adjust common stock as follows (in thousands):

Eliminate Daegis' historical common stock	$(310)
Par value of Unify common stock issued in connection with the acquisition	2
Total	$(308)

(I)	To adjust additional paid-in capital as follows (in thousands):

Eliminate Daegis' historical stockholders' equity	$(1,154)
Additional paid-in capital recorded related to the warrant discount	2,166
Fair value, net of par value, of Unify common stock issued in connection with the Merger	7,215
Total	$8,227

(J)	Adjustment to accumulated deficit as follows (in thousands):

Eliminate Daegis' historical retained earnings	$(8,067)
Transaction expenses recorded at time of acquisition	(1,500)
Total	$(9,567)

(K)	Adjustment to selling, general and administrative expenses as follows (in thousands):

Record expense for amortization of intangibles	$2,420
Record transaction expenses related to merger	1,500
Total	$3,920

(L)	Adjustment to record the interest expense associated with the Hercules debt.

(M)	The pro forma basic net loss per share is based on the historical number of shares of Unify common stock used in computing basic net loss per share, plus 3.51 million shares of Unify common stock assumed to be issued in connection with the acquisition. The shares issued assumes the conversion of the $5 million convertible note to the former stockholders of Daegis within the first year after the date of the merger. The $1.2 million escrow note is assumed to convert within 18 months from the closing date of the acquisition.

(N)	The pro forma diluted net loss per share is based on the historical number of shares of Unify common stock used in computing diluted net loss per share, plus 3.51 million shares of Unify common stock assumed to be issued in connection with the acquisition. The shares issued assumes the conversion of the $5 million convertible note to the former stockholders of Daegis within the first year after the date of the merger. The $1.2 million escrow note is assumed to convert within 18 months from the closing date of the acquisition.